UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. )*
Concho Resources, Inc.

(Name of Issuer)
Common Stock, par value $0.001

(Title of Class of Securities)
20605P101

(CUSIP Number)
December 31, 2007

(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	20605P101

1	NAMES OF REPORTING PERSONS Chase Oil Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	New Mexico

	5	SOLE VOTING POWER

NUMBER OF		12,420,050

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		12,420,050

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	12,420,050 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	16.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	20605P101

1	NAMES OF REPORTING PERSONS Mack C. Chase

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,420,050

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

12,420,050

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,420,050 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

16.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

Item 1.

(a) Name of Issuer:

Concho Resources, Inc., a Delaware corporation.

(b) Address of Issuer’s Principal Executive Offices:

515 West Texas Avenue
Suite 1300
Midland, Texas 79701

Item 2.

(a) Name of Persons Filing:

Chase Oil Corporation (“Chase Oil”)

Mack C. Chase

(b) Address or Principal Business Office or, if None, Residence:

Chase Oil Corporation
P.O. Box 1767
Artesia, New Mexico 88211

Mack C. Chase
P.O. Box 693
Artesia, New Mexico 88211

(c) Citizenship:

Chase Oil is a New Mexico corporation.

Mack C. Chase is a United States citizen.

(d) Title of Class of Securities:

Common stock, $0.001 par value per share (“Common Stock”)

(e) CUSIP No.:

20605P101

Item 3.

Not applicable

Item 4.	Ownership:

The information regarding ownership as set forth in Items 5-9 and 11 of Pages 2 and 3, is hereby incorporated by reference.

Item 5.	Ownership of 5 Percent or Less of a Class:

Not applicable

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person:

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not applicable

Item 8.	Identification and Classification of Members of the Group:

Not applicable

Item 9.	Notice of Dissolution of Group:

Not applicable

Item 10.	Certification:

Not applicable

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008	CHASE OIL CORPORATION

	By:	/s/ Robert C. Chase
	Name:	Robert C. Chase
	Title:	President

Dated: February 13, 2008

/s/ Mack C. Chase

Mack C. Chase

EXHIBIT INDEX
Exhibit 1 – Joint Filing Agreement.